                                   EXHIBIT 12

                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES

                                FEDEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                          Year Ended May 31,
                                            ---------------------------------------------------------------------------
                                               2002             2001            2000            1999            1998
                                            -----------      -----------     ----------      ----------       ---------
                                                                     (In millions, except ratios)
Earnings:
    Income before income taxes ..........        $1,160          $  927          $1,138          $1,061          $  900
    Add back:
      Interest expense, net of
        capitalized  interest ...........           143             155             121             111             136
      Amortization of debt
        issuance costs ..................             4               2               1               9               1
      Portion of rent expense
        representative of
        interest factor .................           710             667             625             571             508
                                                 ------          ------          ------          ------          ------

Earnings as adjusted ....................        $2,017          $1,751          $1,885          $1,752          $1,545
                                                 ======          ======          ======          ======          ======

Fixed Charges:
    Interest expense, net of
      capitalized interest ..............        $  143          $  155          $  121          $  111          $  136
    Capitalized interest ................            27              27              35              39              33
    Amortization of debt
      issuance costs ....................             4               2               1               9               1
    Portion of rent expense
      representative of interest
      factor ............................           710             667             625             571             508
                                                 ------          ------          ------          ------          ------

                                                 $  884          $  851          $  782          $  730          $  678
                                                 ======          ======          ======          ======          ======

    Ratio of Earnings to Fixed Charges...           2.3             2.1             2.4             2.4             2.3
                                                 ======          ======          ======          ======          ======